GRAINGER REPORTS RESULTS FOR THE SECOND QUARTER 2021

Strong revenue growth drives performance in line with company expectations;
Gross profit impacted by inventory adjustments, amplified by easing mask mandates

Second Quarter Highlights
•Delivered sales of $3.2 billion, up 13.1%, compared to the second quarter of 2020; up 15.0% on an organic, daily, constant currency basis
•Generated $269 million in operating cash flow and returned $203 million to shareholders through dividends and share repurchases
•Earned 2021 Great Place to Work® Certification™

CHICAGO, July 30, 2021 - Grainger (NYSE: GWW) today reported results for the second quarter 2021 with sales of $3.2 billion, up 13.1% and up 15.0% on an organic, daily, constant currency basis compared to the second quarter 2020. Both the High-Touch Solutions N.A. and Endless Assortment segments produced strong top-line growth.

"Grainger is uniquely positioned to navigate one of the most challenging supply chain environments in recent history, with labor shortages, material shortages and transportation challenges. I am proud of how the Grainger team has remained committed to our operating principles, served customers well during this period and delivered strong top-line growth," said DG Macpherson, Chairman and Chief Executive Officer. "As more of the U.S. became vaccinated, and mask mandates were relaxed earlier than expected, demand for pandemic products stalled, resulting in further inventory adjustments and a negative impact to gross profit margin. Excluding these adjustments, our underlying gross profit margin has improved as customer demand has returned to a more normal mix. We remain confident in our ability to achieve full year financial results within our guidance range."

2021 Second Quarter Financial Summary

($ in millions)	Q2 2021		Q2 2020		Q2
					Fav. (Unfav.) vs. Prior
	Reported	Adjusted[1]	Reported	Adjusted[1]	Reported	Adjusted[1]
Net Sales	$3,207	$3,207	$2,837	$2,837	13%	13%
Gross Profit	$1,124	$1,124	$1,016	$1,016	11%	11%
Operating Earnings	$334	$334	$205	$315	62%	6%
Net Earnings Attributable to W.W. Grainger, Inc.	$225	$225	$114	$204	98%	11%
Diluted Earnings Per Share	$4.27	$4.27	$2.10	$3.75	103%	14%

Gross Margin	35.0%	35.0%	35.8%	35.8%	(75) bps	(75) bps
Operating Margin	10.4%	10.4%	7.3%	11.1%	315 bps	(70) bps
Tax Rate	23.6%	23.6%	30.2%	25.8%	660 bps	220 bps
(1)Results exclude restructuring and income tax items as shown in the supplemental information of this release. Reconciliations of the adjusted measures reflected in this table to the most directly comparable GAAP measures are provided in the supplemental information of this release. During the second quarter of 2020, the company recorded a $109 million pretax loss from the sale of the Fabory business which was the largest contributor to the decline in reported operating earnings.

Revenue
Daily sales for the quarter increased 13.1% as compared to the second quarter of 2020 with the same number of selling days. On an organic, constant currency basis, which excludes revenues from the divested Fabory and China businesses from the prior year results, daily sales increased 15.0% as compared to the second quarter of 2020. Foreign exchange contributed a 0.9% favorable impact during the second quarter of 2021 compared to the second quarter of 2020.

In the High-Touch Solutions N.A. segment, sales were up 13.7% on a daily basis versus the prior year second quarter due primarily to a strong recovery in non-pandemic product growth. In the Endless Assortment segment, daily sales growth was up 23.0% versus the second quarter of 2020 from strong customer acquisition in both Zoro U.S. and MonotaRO.

Gross Margin
Gross margin for the second quarter of 2021 was 35.0%, a 75 basis point decline over the prior year quarter driven by pandemic-related inventory adjustments recorded in the High-Touch Solutions N.A. segment. Early in the pandemic, the Company purchased a wide range of products to meet customer needs, but as the pandemic evolved, demand for certain pandemic products weakened and market prices lowered. During the second quarter of 2021, mask demand declined abruptly when most local and federal mask mandates were lifted in mid-May of 2021, earlier than the previously expected re-openings. This change, along with vaccine availability and general economic recovery, resulted in the Company recording inventory adjustments totaling $63 million. It does not expect any further material pandemic-related inventory adjustments. Excluding these adjustments, gross margin for the total company would have been 37.0%, up 120 basis points compared to the second quarter of 2020.

The Endless Assortment segment continued to show positive gross margin trends, expanding by 75 basis points versus the prior year second quarter and growing gross profit dollars 26% in the second quarter of 2021.

Earnings
Reported operating earnings for the second quarter of 2021 of $334 million were up 62% versus the second quarter of 2020, primarily due to losses taken in the second quarter of 2020 related to the divested Fabory business. On an adjusted basis, operating earnings for the quarter were $334 million, up 6% versus the second quarter of 2020.

In the second quarter of 2021, reported operating margin of 10.4% increased 315 basis points, driven by the $109 million pretax loss recorded on the sale of Fabory in the second quarter of 2020. On an adjusted basis, operating margin decreased 70 basis points versus the second quarter of 2020 driven primarily by the decline in gross profit margin, as SG&A leverage remained nearly flat year over year.

Reported earnings per share of $4.27 in the second quarter of 2021 increased 103% versus the second quarter of 2020. Adjusted earnings per share for the quarter of $4.27 increased 14% versus the second quarter of 2020. The increase in earnings per share was due primarily to higher operating earnings and lower average shares outstanding in the current period.

Tax Rate
The second quarter 2021 reported tax rate was 23.6% versus 30.2% in the second quarter of 2020; the adjusted tax rates were 23.6% and 25.8% for the second quarter of 2021 and 2020, respectively. The variance in the reported tax rates resulted from the prior year unfavorable impacts of the Fabory divestiture. Additionally, for both the reported and adjusted tax rates, the second quarter of 2021 included a larger benefit from stock-based compensation as compared to the prior year.

Cash Flow
Net cash provided by operating activities was $269 million and $232 million for the three months ended June 30, 2021 and 2020, respectively. The increase in cash from operating activities is primarily the result of higher net earnings and favorable working capital, partially offset by the impacts from the divested Fabory business. The company also returned $203 million to shareholders through dividends and share repurchases during the quarter.

Guidance
The Company is maintaining guidance ranges provided in the previous quarter. Strong sales are expected to continue while gross profit margin, operating margin and EPS will likely face pressure from the incremental inventory adjustments and macroeconomic factors. Outside of revenue, Company results are expected to trend towards the low end of the guided ranges.

Total Company	2021 Guidance Range
Net Sales	$12.7 - 13.0 billion
Daily growth	8.5 - 11.0%
Organic, daily growth	10.0 - 12.5%
Gross Profit Margin	36.1 - 36.6%
Operating Margin	11.8 - 12.4%
Earnings per Share (EPS)	$19.00 - 20.50
Tax Rate	25.0 - 26.0%

Webcast
Grainger will conduct a live conference call and webcast at 11:00 a.m. ET on July 30, 2021 to discuss the second quarter results. The webcast will be hosted by DG Macpherson, Chairman and CEO, and Deidra Merriwether, Senior Vice President and CFO, and can be accessed at invest.grainger.com. For those unable to participate in the live event, a webcast replay will be available for 90 days at invest.grainger.com.

About Grainger
W.W. Grainger, Inc., with 2020 sales of $11.8 billion, is North America's leading broad line supplier of maintenance, repair and operating (MRO) products, with operations primarily in North America (N.A.), Japan and the United Kingdom.

Visit invest.grainger.com to view information about the company, including a supplement regarding 2021 second quarter results. Additional company information can be found on the Grainger Investor Relations website which includes our Fact Book and Corporate Responsibility report.

Safe Harbor Statement
All statements in this communication, other than those relating to historical facts, are “forward-looking statements.” Forward-looking statements can generally be identified by their use of terms such as “anticipate,” “estimate,” “believe,” “expect,” “could,” “forecast,” “may,” “intend,” “plan,” “predict,” “project” “will” or “would” and similar terms and phrases, including references to assumptions. Forward-looking statements are not guarantees of future performance and are subject to a number of assumptions, risks and uncertainties, many of which are beyond our control, which could cause actual results to differ materially from such statements. Forward-looking statements include, but are not limited to, statements about future strategic plans and future financial and operating results. Important factors that could cause actual results to differ materially from those presented or implied in the forward-looking statements include, without limitation: the unknown duration and health, economic, operational and financial impacts of the global outbreak of the coronavirus disease 2019 and its variants (COVID-19), as well as the impact of actions taken or contemplated by government authorities to mitigate the spread of COVID-19 (such as mask mandates or social distancing requirements) and to promote economic stability and recovery, on the Company’s businesses, its employees, customers and suppliers, including disruption to Grainger’s operations resulting from employee illnesses, the development, availability and usage of effective treatment or vaccines, changes in customers’ product needs, raw material, inventory and labor shortages, continued strain on global supply chains and diminished transportation carrier performance, disruption caused by business responses to the COVID-19 pandemic, including working remote arrangements, which may create increased vulnerability to cybersecurity incidents, including breaches of information systems security, adaptions to the Company’s controls and procedures required by working remote arrangements, including financial reporting processes, which could impact the design or operating effectiveness of such controls or procedures, and global or regional economic downturns or recessions, which could result in a decline in demand for the Company’s products; higher product costs or other expenses; a major loss of customers; loss or disruption of sources of supply; changes in customer or product mix; increased competitive pricing pressures; failure to sustain contractual arrangements on a satisfactory basis with group purchasing organizations; failure to develop or implement new technology initiatives or business strategies; failure to adequately protect intellectual property or successfully defend against infringement claims; fluctuations or declines in the Company’s gross profit percentage; the Company’s responses to market pressures; the outcome of pending and future litigation or governmental or regulatory proceedings, including with respect to wage and hour, anti-bribery and corruption, environmental, advertising and marketing, consumer protection, pricing (including disaster or emergency declaration pricing statutes), product liability, compliance or safety, trade and export compliance, general commercial disputes, or privacy and cybersecurity matters; investigations, inquiries, audits and changes in laws and regulations; failure to comply with laws, regulations and standards; government contract matters; disruption of information technology or data security systems involving the Company or third parties on which the Company depends; general industry, economic, market or political conditions; general global economic conditions including tariffs and trade issues and policies; currency exchange rate fluctuations; market volatility, including price and trading volume volatility or price declines of the Company’s common stock; commodity price volatility; facilities disruptions or shutdowns; higher fuel costs or disruptions in transportation services; other pandemic diseases or viral contagions; natural or human induced disasters, extreme weather and other catastrophes or conditions; failure to attract, retain, train, motivate, develop and transition key employees; loss of key members of management or key employees; changes in effective tax rates; changes in credit ratings or outlook; the Company’s incurrence of indebtedness and other factors that can be found in our filings with the Securities and Exchange Commission, including our most recent periodic reports filed on Form 10-K and Form 10-Q, which are available on our Investor Relations website. Forward-looking statements are given only as of the date of this communication and we disclaim any obligation to update or revise any forward-looking statement, whether as a result of new information, future events or otherwise, except as required by law.

Contacts:

Media:	Investors:
Brodie Bertrand	Irene Holman
VP, Communications & Public Affairs	VP, Investor Relations

Grainger Media Relations Hotline	Abby Sullivan
847-535-5678	Sr. Manager, Investor Relations

Media_Relations_Team@grainger.com	InvestorRelations@grainger.com

CONDENSED CONSOLIDATED STATEMENTS OF EARNINGS (Unaudited)
(In millions of dollars, except for share and per share amounts)

	Three Months Ended June 30,		Six Months Ended June 30,
	2021	2020	2021	2020
Net sales	$3,207	$2,837	$6,291	$5,838
Cost of goods sold	2,083	1,821	4,074	3,701
Gross profit	1,124	1,016	2,217	2,137
Selling, general and administrative expenses	790	811	1,525	1,773
Operating earnings	334	205	692	364
Other (income) expense:
Interest expense, net	22	28	43	49
Other, net	(7)	(7)	(13)	(11)
Total other expense, net	15	21	30	38
Earnings before income taxes	319	184	662	326
Income tax provision	76	55	164	12
Net earnings	243	129	498	314
Less: Net earnings attributable to noncontrolling interest	18	15	35	27
Net earnings attributable to W.W. Grainger, Inc.	$225	$114	$463	$287

Earnings per share:
Basic	$4.30	$2.11	$8.80	$5.31
Diluted	$4.27	$2.10	$8.76	$5.29
Weighted average number of shares outstanding:
Basic	52.2	53.5	52.2	53.6
Diluted	52.5	53.7	52.5	53.8
Diluted Earnings Per Share
Net earnings as reported	$225	$114	$463	$287
Earnings allocated to participating securities	(2)	(1)	(4)	(3)
Net earnings available to common shareholders	$223	$113	$459	$284
Weighted average shares adjusted for dilutive securities	52.5	53.7	52.5	53.8
Diluted earnings per share	$4.27	$2.10	$8.76	$5.29

CONDENSED CONSOLIDATED BALANCE SHEETS
(In millions of dollars)

	(Unaudited)
Assets	June 30, 2021	December 31, 2020
Cash and cash equivalents	$547	$585
Accounts receivable – net	1,634	1,474
Inventories – net	1,707	1,733
Prepaid expenses and other current assets	169	127
Total current assets	4,057	3,919
Property, buildings and equipment – net	1,436	1,395
Goodwill	390	391
Intangibles – net	232	228
Other assets	347	362
Total assets	$6,462	$6,295
Liabilities and Shareholders’ Equity
Current maturities of long-term debt	$—	$8
Trade accounts payable(1)	954	779
Accrued compensation and benefits	285	307
Accrued expenses	321	305
Income taxes payable	29	42
Total current liabilities	1,589	1,441
Long-term debt – less current maturities	2,375	2,389
Deferred income taxes and tax uncertainties	88	110
Other non-current liabilities	269	262
Shareholders' equity(2)	2,141	2,093
Total liabilities and shareholders’ equity	$6,462	$6,295

(1) Trade accounts payable increased $175 million primarily driven by inventory purchases related to return-to-work items.
(2) Common stock outstanding as of June 30, 2021 was 52,074,363 compared with 52,524,391 shares at December 31, 2020, primarily due to share repurchases.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (Unaudited)
(In millions of dollars)

	Three Months Ended June 30,		Six Months Ended June 30,
	2021	2020	2021	2020
Cash flows from operating activities:
Net earnings	$243	$129	$498	$314
Provision for credit losses	4	8	8	14
Deferred income taxes and tax uncertainties	3	7	(8)	—
Depreciation and amortization	49	50	92	95
Impairment of goodwill, intangible and long-lived assets	—	—	—	177
Net losses (gains) from sale or redemption of assets and business divestitures	1	107	(4)	110
Stock-based compensation	17	17	25	26
Subtotal	74	189	113	422
Change in operating assets and liabilities:
Accounts receivable	(59)	104	(180)	(113)
Inventories	(30)	(163)	22	(144)
Prepaid expenses and other assets	(3)	(11)	(8)	(37)
Trade accounts payable	93	(76)	178	79
Accrued liabilities	54	4	(7)	(32)
Income taxes, net	(105)	44	(50)	(18)
Other non-current liabilities	2	12	(3)	5
Subtotal	(48)	(86)	(48)	(260)
Net cash provided by operating activities	269	232	563	476
Cash flows from investing activities:
Additions to property, buildings, equipment and intangibles	(74)	(43)	(147)	(93)
Proceeds from sale or redemption of assets and business divestitures	2	13	17	13
Other - net	—	—	—	(2)
Net cash used in investing activities	(72)	(30)	(130)	(82)
Cash flows from financing activities:
Net decrease in lines of credit	—	(2)	—	(38)
Net (decrease) increase in long-term debt	(8)	(2)	(8)	1,153
Proceeds from stock options exercised	22	9	30	28
Payments for employee taxes withheld from stock awards	(26)	(9)	(28)	(14)
Purchases of treasury stock	(108)	(1)	(283)	(101)
Cash dividends paid	(95)	(86)	(176)	(164)
Other - net	2	—	2	—
Net cash (used in) provided by financing activities	(213)	(91)	(463)	864
Exchange rate effect on cash and cash equivalents	1	—	(8)	(15)
Net change in cash and cash equivalents	(15)	111	(38)	1,243
Cash and cash equivalents at beginning of period	562	1,492	585	360
Cash and cash equivalents at end of period	$547	$1,603	$547	$1,603

SUPPLEMENTAL INFORMATION - CONDENSED CONSOLIDATED STATEMENTS OF EARNINGS
RECONCILIATION OF GAAP TO NON-GAAP FINANCIAL MEASURES (Unaudited)
(In millions of dollars, except for per share amounts)

The company supplemented the reporting of financial information determined under U.S. generally accepted accounting principles (GAAP) with certain non-GAAP financial measures, which the company refers to as “adjusted” measures, including sales on an organic daily basis and constant currency basis, adjusted gross profit, adjusted gross margin, adjusted operating earnings, adjusted operating margin, adjusted net earnings, adjusted tax rate and adjusted diluted earnings per share. The company believes that these non-GAAP measures provide meaningful information to assist shareholders in understanding financial results and assessing prospects for future performance. Management believes sales on an organic daily basis and constant currency basis, adjusted gross profit, adjusted gross margin, adjusted operating earnings, adjusted operating margin, adjusted net earnings, adjusted tax rate and adjusted diluted earnings per share are important indicators of operations because they exclude items that may not be indicative of our core operating results, and provide a better baseline for analyzing trends in our underlying businesses. Because non-GAAP financial measures are not standardized, it may not be possible to compare these financial measures with other companies’ non-GAAP financial measures having the same or similar names. These adjusted financial measures should not be considered in isolation or as a substitute for reported results. These non-GAAP financial measures reflect an additional way of viewing aspects of operations that, when viewed with GAAP results, provide a more complete understanding of the business. The company strongly encourages investors and shareholders to review company financial statements and publicly filed reports in their entirety and not to rely on any single financial measure.

This press release also includes certain non-GAAP forward-looking information. The company believes that a quantitative reconciliation of such forward-looking information to the most comparable financial measure calculated and presented in accordance with GAAP cannot be made available without unreasonable efforts. A reconciliation of these non-GAAP financial measures would require the company to predict the timing and likelihood of future restructurings, asset impairments, and other charges. Neither of these forward-looking measures, nor their probable significance, can be quantified with a reasonable degree of accuracy. Accordingly, a reconciliation of the most directly comparable forward-looking GAAP measures is not provided.

The reconciliations provided below reconcile GAAP financial measures to the non-GAAP financial measures: sales on an organic daily basis and constant currency basis, adjusted gross profit, adjusted gross profit margin, adjusted operating earnings, adjusted operating margin, adjusted net earnings, adjusted tax rate and adjusted diluted earnings per share:

	Three Months Ended June 30,		Six Months Ended June 30,
	2021	2020	2021	2020
Reported sales	13.1%	(1.9)%	7.8%	2.6%
Day impact	—	—	0.8	(0.8)
Daily sales	13.1%	(1.9)%	8.6	1.8
Business divestitures ¹	2.8	—	2.7	—
Organic daily sales	15.9%	(1.9)%	11.3%	1.8%
Foreign exchange	(0.9)	0.1	(1.0)%	0.1%
Organic daily, constant currency	15.0%	(1.8)%	10.3%	1.9%
¹ Represents the results of the Fabory business (divested on June 30, 2020) and the Grainger China business (divested on August 21, 2020).

In millions	Three Months Ended June 30,				Six Months Ended June 30,
	2021	Gross Margin	2020	Gross Margin	2021	Gross Margin	2020	Gross Margin
Gross profit reported	$1,124	35.0%	$1,016	35.8%	$2,217	35.2%	$2,137	36.6%
Gross profit adjusted	$1,124	35.0%	$1,016	35.8%	$2,217	35.2%	$2,137	36.6%

SUPPLEMENTAL INFORMATION - CONDENSED CONSOLIDATED STATEMENTS OF EARNINGS
RECONCILIATION OF GAAP TO NON-GAAP FINANCIAL MEASURES (Unaudited)
(In millions of dollars, except for per share amounts)

	Three Months Ended June 30,			Six Months Ended June 30,
	2021	2020	Bps Impact	2021	2020	Bps Impact
Gross margin reported	35.0%	35.8%	(75)	35.2%	36.6%	(135)
Pandemic-related inventory adjustments	2.0	—		1.9	—
Gross margin excluding pandemic-related inventory adjustments	37.0%	35.8%	120	37.1%	36.6%	50

In millions	Three Months Ended June 30,				Six Months Ended June 30,
	2021	Operating Margin	2020	Operating Margin	2021	Operating Margin	2020	Operating Margin
Operating earnings reported	$334	10.4%	$205	7.3%	$692	11.0%	$364	6.2%
Restructuring, net, impairment charges and business divestiture	—	—	110	3.8	—	—	294	5.1
Operating earnings adjusted	$334	10.4%	$315	11.1%	$692	11.0%	$658	11.3%

In millions	Three Months Ended June 30,			Six Months Ended June 30,
	2021	2020	%	2021	2020	%
Net earnings reported	$225	$114	98%	$463	$287	62%
Restructuring, net, impairment charges and business divestiture	—	90		—	147
Net earnings adjusted	$225	$204	11%	$463	$434	7%

Diluted earnings per share reported	$4.27	$2.10	103%	$8.76	$5.29	66%
Pretax restructuring, net, impairment charges and business divestiture	—	2.03		—	5.42
Tax effect ¹	—	(0.38)		—	(2.71)
Total, net of tax	—	1.65		—	2.71
Diluted earnings per share adjusted	$4.27	$3.75	14%	$8.76	$8.00	10%

¹ The tax impact of adjustments is calculated based on the income tax rate in each applicable jurisdiction, subject to deductibility limitations and the company's ability to realize the associated tax benefits. The tax effect in the prior year quarter was primarily related to the divested Fabory business (divested June 30, 2020).

SUPPLEMENTAL INFORMATION - CONDENSED CONSOLIDATED STATEMENTS OF EARNINGS
RECONCILIATION OF GAAP TO NON-GAAP FINANCIAL MEASURES (Unaudited)
(In millions of dollars, except for per share amounts)

	Three Months Ended June 30,			Six Months Ended June 30,
	2021	2020	Bps impact	2021	2020	Bps impact
Effective tax rate reported	23.6%	30.2%	(660)	24.7%	3.9%	2,080
Tax benefit related to the Fabory business	—	(4.4)		—	21.8
Tax impact of restructuring, net, impairment charges and business divestiture	—	—		—	—
Effective tax rate adjusted	23.6%	25.8%	(220)	24.7%	25.7%	(100)

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